Exhibit (a)(1)(N)
May/June 2009
To: Stock Option Exchange Eligible Employees with future separation of employment date
As you know, you have a future separation of employment date with Motorola. If you are eligible for the Motorola Stock Option Exchange Program, please read this memo carefully.
The resources available on www.motorolaoptionexchange.com are provided to help you make your decision. Since you have a future separation of employment date, we would like to point out the importance of considering possible employment termination scenarios with the Replacement Options when making your decision. These possible employment termination scenarios can be found throughout the resources provided on www.motorolaoptionexchange.com including Q&A’s 31 to 33 in the Offer to Exchange and the attached example of pro rata vesting of Replacement Options in the event of an involuntarily termination by Motorola.
Neither Motorola nor our Board of Directors or its Compensation and Leadership Committee are making any recommendation as to whether you should participate in the Program. You must make your own decision as to whether or not to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors.
Due to SEC regulations, we are not able to answer individual questions or provide advice to you about the Motorola Stock Option Exchange Program.
Thank you,
The Motorola Stock Option Exchange Team
stockoptionexchange@motorola.com
Fax: 847-761-1373
Motorola, Inc., Corporate Offices
1303 E. Algonquin Road, Schaumburg, IL 60196 T: (847) 576-5000

Attachment to Exhibit (a)(1)(N)
Motorola, Inc.
Stock Option Exchange Program
Pro Rata Vesting Example of Replacement Options
In The Event of Change in Employment in Connection with a Divestiture
OR Termination of Employment By Motorola
Q. How does the pro rata vesting for full months of service work with the Replacement Options in the event my employment changes due to a divestiture or if I am involuntarily terminated by Motorola, other than for serious misconduct (the “applicable termination event”)?
A. The terms of the Replacement Options are different than the terms of your Eligible Options, including employment termination scenarios, and the Replacement Option Award Agreement should be reviewed carefully.
For the Replacement Options, accelerated pro rata vesting will be determined as follows: all of your unvested Replacement Options will vest on a pro rata basis in amount equal to (a)(i) the total number of Replacement Options subject to your Replacement Option Award Agreement, multiplied by (ii) a fraction, the numerator of which is the number of completed full months of service by you from the date of grant of your Replacement Options to the date of your applicable termination event and the denominator of which is the number of completed full months during the entire vesting period, minus (b) any Replacement Options that vested prior to the date of your applicable termination event. All of your vested but not yet exercised Replacement Options will expire on the earlier of (i) 90 days after the date of your applicable termination event or (ii) five years from the date of the grant of your Replacement Options.
Formula
Below is the formula used to determine the accelerated pro rata vesting of the Replacement Options in the event of employment changed due to a divestiture or an involuntary termination by Motorola, other than for serious misconduct:
There are four examples on the following page that are provided to help illustrate how the accelerated Replacement Option pro rata vesting will be determined in the event of employment changes due to a divestiture or an involuntary termination by Motorola, other that for serious misconduct.

Attachment to Exhibit (a)(1)(N)
Motorola, Inc.
Stock Option Exchange Program
Pro Rata Vesting Example of Replacement Options
In The Event of Change in Employment in Connection with a Divestiture
OR Termination of Employment By Motorola
Example

	Example #1	Example #2	Example #3	Example #4
Date of Grant	June 12, 2009	June 12, 2009	June 12, 2009	June 12, 2009

Replacement Options Granted	1,000	1,000	1,000	1,000

Vesting Date #1	50% on	50% on	50% on	50% on
	June 12, 2010	June 12, 2010	June 12, 2010	June 12, 2010

Vesting Date #2	50% on	50% on	50% on	50% on
	June 12, 2011	June 12, 2011	June 12, 2011	June 12, 2011

# of completed full	24	24	24	24
months during the entire vesting period

Termination Date	July 1, 2009	July 15, 2009	September 20, 2009	December 5, 2010

# of completed full	June 12, 2009 to	June 12, 2009 to	June 12, 2009 to	June 12, 2009 to
months of service	July 1, 2009	July 15, 2009	September 20, 2009	December 5, 2010
from the Date of	= 0	= 1	= 3	= 17
Grant to the employee’s termination date

Replacement Options	0	0	0	500
that vested prior to employee’s termination date

Pro rata Vested	(1,000) X (0/24)) – 0	(1,000) X (1/24)) – 0	(1,000) X (3/24)) – 0	(1,000) X (17/24)) – 500
Replacement Options	= 0	= 41	= 125	= 208